Adamis Pharmaceuticals Corporation 8-K

Exhibit 10.1

May 24, 2023

David J. Marguglio

Adamis Pharmaceuticals Corporation

11682 El Camino Real, Suite 300

San Diego, CA 92130

Re:       Employment Agreement

Dear David:

This letter agreement (the “Letter”) will confirm the agreement of Adamis Pharmaceuticals Corporation (the “Company”) and you (“you,” “Executive” or “Officer”) concerning certain matters relating to the Executive Employment Agreement dated as of May 18, 2022, and entered into between the Company and you (the “Employment Agreement”). The Employment Agreement provides, among other things, for your employment as Chief Executive Officer and President of the Company. Capitalized terms used but not defined in this Letter will have the meanings given to them in the Employment Agreement.

As you know, the Company has entered into an Agreement and Plan of Merger and Reorganization dated as of February 24, 2023 (the “Merger Agreement”), with DMK Pharmaceuticals Corporation, a New Jersey corporation (“DMK”), and Aardvark Merger Sub, Inc., a wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to which, upon the closing of the transactions contemplated by the Merger Agreement (the “Closing”), DMK will merge (the “Merger”) with and into Merger Sub, with Merger Sub as the surviving corporation and a wholly-owned subsidiary of the Company. One of the closing conditions to DMK’s obligation to consummate the transactions contemplated by the Merger Agreement is that Ebrahim Versi, M.D., Ph.D., the current chief executive officer of DMK, be appointed as the Chief Executive Officer of the Company.

This Letter will confirm your agreement to the following matters, effective upon the Closing of the transactions contemplated by the Merger Agreement:

a.	As of such date and time you will no longer serve as Chief Executive Officer of the Company or any subsidiary of the Company and voluntarily resign from such positions with the Company and all subsidiaries, and instead will continue as President and Corporate Secretary and, pursuant to your appointment by the Board of Directors of the Company (the “Board”), Chief Operating Officer of the Company. In addition, you agree that effective upon the Closing, you resign as a director of the Company and all subsidiaries. Such change in titles, position and responsibilities will be referred to herein as the “Position Change.” You agree that the Position Change is not because of any disagreement with the Company on any matter relating to the Company’s operations, policies, practices or financial statements.
b.	Notwithstanding anything to the contrary contained in Section 3, Section 4 or otherwise in the Employment Agreement, or in any other agreement, plan or policy to which you are a party or which is binding on you, the Position Change shall not constitute (i) “Good Reason” as that term is defined in the Employment Agreement, or “Good Reason,” “constructive termination” or any similar term under any other such agreement, plan or policy, or (ii) a termination of your employment under the Employment Agreement.

c.	All references to your employment by the Company as Chief Executive Officer shall be amended to conform to the Position Change and to reflect and be amended to refer to your employment as President of the Company.
d.	References in Section 2(b) to your eligibility for annual cash bonuses under the Company’s Bonus Plan the target percentage of annual base salary applicable to the chief executive officer, and such target percentage, shall be amended to refer to the target percentage under the Bonus Plan to the President of the Company.
e.	On and after the Closing Date (as defined in the Merger Agreement), each reference in the Employment Agreement to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import shall mean and be a reference to the Agreement as amended hereby.

Except as expressly set forth in this Letter, the terms of the Employment Agreement shall remain unchanged and in full force and effect and the terms of the same are hereby ratified and affirmed. Upon the execution and delivery hereof and effective upon the Closing of the transactions contemplated by the Merger Agreement, the Employment Agreement shall thereupon be deemed to be amended as hereinabove set forth as fully and with the same effect as if the amendment made hereby was originally set forth in the Employment Agreement, and this Amendment and the Employment Agreement shall henceforth be read, taken and construed as one and the same instrument, but such amendments and supplements shall not operate so as to render invalid or improper any action heretofore taken under the Employment Agreement. This Letter may be executed in counterparts, each of which shall constitute and original but all of which will constitute the same agreement, and may be executed by means of electronic signatures.

Please confirm your agreement by executing a copy of this Letter and delivering it to the Company.

Adamis Pharmaceuticals Corporation

By: /s/ Richard C. Williams

Name: Richard C. Williams

Title: Chairman of the Board

AGREED, ACKNOWLEDGED AND ACCEPTED

/s/ David J. Marguglio

David J. Marguglio